Exhibit 2(p)

Pilgrim Senior Income Fund
7337 East Doubletree Ranch Road
Scottsdale, AZ  85258

                                        March 27, 2001

Dear Sir:

     ING America Insurance Holdings, Inc. hereby represents to Pilgrim Senior Income Fund, a Delaware business trust (the "Fund"), as follows.

     All shares of the Class Q Common Stock of the Fund acquired and to be acquired by the undersigned have been acquired for investment purposes and not with a view to the distribution thereof.


                                        ING AMERICA INSURANCE HOLDINGS, INC


                                        By: /s/ David Pendergrass
                                           -------------------------------------
                                           David Pendergrass
                                           Vice President and Treasurer